As filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333-121561

PROSPECTUS SUPPLEMENT NO. 8
DATED JANUARY 30, 2005

Charter Communications, Inc.

    This document supplements the Prospectus, dated July 19, 2005, Prospectus Supplement No. 1, dated August 9, 2005, Prospectus Supplement No. 2, dated August 30, 2005, Prospectus Supplement No. 3, dated September 15, 2005, Prospectus Supplement No. 4, dated September 23, 2005, Prospectus Supplement No. 5, dated October 18, 2005, Prospectus Supplement No. 6, dated November 10, 2005 and Prospectus Supplement No. 7 dated December 14, 2005 (collectively, the "Prospectus"), relating to the resale by certain holders of up to $862,500,000 aggregate principal amount of Charter Communications, Inc.’s 5.875% convertible senior notes due 2009 (the "Notes") and shares of common stock issuable upon conversion thereof.

    This Prospectus Supplement relates to the resale by the holders of the Notes.

    The Prospectus is hereby amended by the information contained in the attached Current Reports on Form 8-K filed on January 6, 2006, January 10, 2006, January 24, 2006 and January 27, 2006. In addition, the information appearing in the Selling Securityholder table included in this Prospectus Supplement, as of the date hereof, supersedes the information in the table appearing under the heading "Selling Securityholders" in the Prospectus.

    If the information in this Prospectus Supplement is inconsistent with any information contained in the Prospectus or in the reports, proxy statements or other documents previously filed with the Securities and Exchange Commission (collectively, the "SEC Reports") incorporated by reference in the Prospectus or delivered in connection therewith, the Prospectus and/or any SEC Report, as applicable, shall be deemed superseded by this Supplement.

    In all other ways, the Prospectus shall remain unchanged.

    This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2005

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Effective January 17, 2005, Charter Communications, Inc. ("Charter"), entered into an agreement with Robert P. May, under which Mr. May served as Charter's Interim President and Chief Executive Officer. This agreement was terminated effective December 31, 2005. Pursuant to that agreement, Mr. May was eligible for a bonus payment upon termination of the agreement. On January 5, 2006, Charter paid him a bonus of $750,000, with the possibility that such bonus would be increased by an additional percentage. The additional percentage, if any, would be equal to any percent increase in bonus paid to Charter executives under the 2005 Executive Bonus Plan as a result of an adjustment by the Charter Board of Directors to a certain bonus parameter for all executives.

ITEM 1.02.  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

See description set forth in Item 1.01 above.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2006

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Effective January 9, 2006, Charter Communications, Inc. ("Charter") entered into a retention agreement with Paul E. Martin, its Senior Vice President, Interim Chief Financial Officer, Principal Accounting Officer and Corporate Controller, in which Mr. Martin agreed to remain as interim Chief Financial Officer until at least March 31, 2006 or such time as Charter reassigns or terminates his employment, whichever occurs first ("Termination Date"). On the Termination Date, Charter will pay Mr. Martin a special retention bonus in a lump sum of $116,200. This special retention bonus is in addition to any amounts due to Mr. Martin under the 2005 Executive Bonus Plan and to any other severance amounts, set forth below. Mr. Martin will not participate in any executive incentive or bonus plan for 2006 unless otherwise agreed to by the parties.

In addition, pursuant to this agreement, Charter will treat (a) any termination of Mr. Martin's employment by Charter without Cause, and other than due to Death or Disability, as such terms are defined in his previously-executed Employment Agreement, after January 1, 2006, and (b) any termination by Mr. Martin of his employment for any reason after April 1, 2006 (including voluntary resignation), as if his employment terminated without Cause and Charter will pay as severance to Mr. Martin an amount calculated pursuant to his Employment Agreement on the basis of his base salary as Controller and without regard to any additional compensation he had been receiving as interim Chief Financial Officer. He will also receive three months of outplacement assistance at a level and from a provider selected by Charter in its sole discretion. Please see the full text of Mr. Martin's retention agreement which was previously filed as Exhibit 99.1 to Charter's Current Report on Form 8-K filed on January 6, 2006.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description

99.1	Retention Agreement of Paul E. Martin (Exhibit 99.1 is not included in this Prospectus Supplement).

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2006

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.   REGULATION FD DISCLOSURE.

The following information is being provided solely to comply with Regulation FD because Charter Communications, Inc. ("Charter") through its subsidiary CCH II, LLC expects to be providing this information to certain potential investors as part of a private placement in the near future.

Because the fourth quarter has only recently ended, the information that follows is, by necessity, preliminary in nature and based only upon preliminary information available to Charter as of the date of this offering memorandum. Investors should exercise caution in relying on the information contained herein and should not draw any inferences from this information regarding financial or operating data that is not discussed herein.

In addition, certain customer and financial information is presented on a pro forma basis, adjusted for (i) the divestiture of geographically non-strategic systems in July 2005 as if these dispositions had occurred on January 1, 2004, and (ii) the removal of $6 million of credits issued to customers affected by hurricanes Katrina and Rita. The divested systems served a total of approximately 26,800 analog video customers, 12,000 digital video customers and 600 high- speed Internet customers as of their respective dates of disposition. The unaudited pro forma information that follows has been presented for comparative purposes and is not intended to provide any indication of what actual consolidated results of operations or customers would have been had these dispositions been completed as of the date assumed.

In the fourth quarter of 2005, Charter increased its targeted marketing efforts and related expenditures that began in the third quarter of 2005. The long-term objective of these efforts is to increase its revenues through deeper market penetration of all of its services. We believe these efforts have been effective as reflected in the following preliminary customer results:

•	fourth quarter 2005 net losses of analog video customers are approximately 21,800 compared to a pro forma net loss of approximately 82,600 in the fourth quarter of 2004;

•	fourth quarter 2005 net gains of digital video customers are approximately 47,200 compared to a pro forma net loss of approximately 14,400 in the fourth quarter of 2004;

•	fourth quarter 2005 net gains of high-speed Internet customers are approximately 76,400 compared to a pro forma net gain of approximately 64,500 in the fourth quarter of 2004; and

•	fourth quarter 2005 net gains of telephone customers are approximately 31,600 compared to a net gain of approximately 5,200 in the fourth quarter of 2004.

Charter currently expects actual revenue for the fourth quarter of $1.335 billion to $1.345 billion, which is approximately a 4.6% to 5.4% increase compared to actual fourth quarter of 2004. On a pro forma basis, fourth quarter revenue is expected of $1.340 billion to $1.350 billion, which is approximately a 5.5% to 6.2% increase compared to pro forma fourth quarter of 2004. Charter currently expects actual adjusted EBITDA for the fourth quarter of $485 million to $495 million, which is approximately a 3.3% to 5.3% decrease compared to actual fourth quarter of 2004. On a pro forma basis, fourth quarter adjusted EBITDA is expected to be $490 million to $500 million, which is approximately 2.0% to 3.7% decrease compared to pro forma fourth quarter of 2004. The decline in adjusted EBITDA is reflecting in large part the increased marketing expense and costs associated with the increases in customers noted above. Adjusted EBITDA is a non-GAAP term; see the "Use of Non-GAAP Financial Metrics" section below for a definition of this term and additional information.

Capital expenditures for the fourth quarter of 2005 are currently expected to be approximately $270 million to $280 million, which is lower than fourth quarter of 2004 capital expenditures of $285 million and similar to the third quarter 2005 capital expenditures of $273 million. Capital expenditures for the full year, 2005, are expected to have been approximately $1.1 billion, which includes approximately $40 million to $45 million of rebuilding capital expenditures related to hurricanes Katrina and Rita.

As of December 31, 2005, our consolidated total long-term debt is expected to be approximately $10.6 billion. Pro forma for the issuance of the Notes offered hereby and the application of proceeds therefrom (see ‘‘Use of proceeds’’), as of December 31, 2005, total potential borrowing availability under our credit facilities and bridge loan is expected to be approximately $1.4 billion, none of which is expected to be limited because of covenant restrictions calculated as of that date.

Information regarding certain financial performance measures not discussed herein, including net cash flows from operating activities and EBITDA, is not provided on the date hereof because the fourth quarter has only recently ended and reliable estimates of certain items used in the calculations of such measures are not yet available.

Use of Non-GAAP Financial Metrics

Charter uses certain measures that are not defined by GAAP (Generally Accepted Accounting Principles) to evaluate various aspects of its business. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net cash flows from operating activities reported in accordance with GAAP. These terms as defined by Charter may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA is defined as income from operations before special charges, non-cash depreciation and amortization, gain/loss on sale or retirement of assets, asset or franchise impairment charges, option compensation expense and hurricane asset retirement loss. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Charter’s businesses and intangible assets recognized in business combinations as well as other non-cash or non-recurring items, and is unaffected by the Charter’s capital structure or investment activities. Adjusted EBITDA is a liquidity measure used by Charter’s management and the Board of Directors to measure the Charter’s ability to fund operations and its financing obligations. For this reason, it is a significant component of Charter’s annual incentive compensation program. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing for the Charter. Charter’s management evaluates these costs through other financial measures.

Charter believes that adjusted EBITDA provides information useful to investors in assessing Charter’s ability to service its debt, fund operations, and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under its credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission).

Certain Definitions Relating to Customer Statistics

Terms used in this Item 7.01 shall have the following meanings:

"Customers" include all persons our corporate billing records show as receiving service (regardless of their payment status), except for complimentary accounts (such as our employees). In addition, ''customers'' include persons whose accounts were over 60, 90 and 120 days past due in payment. We currently believe that the number of customers whose accounts were over 60 days past due in payment have increased approximately 6% from the third quarter of 2005 and that the number of customers whose accounts were over 90 and 120 days past due in payment have decreased approximately 3% and 10%, respectively from the third quarter of 2005.

"Analog video customers'' include all customers who receive video services (including those who also purchase high-speed Internet and telephone services) but exclude customers who receive high-speed Internet service only or telephone service only and who are only counted as high-speed Internet customers or telephone customers.

Included within video customers are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit ("EBU'') basis. EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been consistently applied year over year. As we increase our effective analog prices to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

"Digital video customers'' include all households that have one or more digital set-top terminals.

Cautionary Statement Regarding Forward-Looking Statements:

This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. The Company will not undertake to revise forward-looking projections to reflect events after this date. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
the availability, in general, of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources and, in particular, our ability to be able to provide under applicable debt instruments such funds (by dividend, investment or otherwise) to the applicable obligor of such debt;

•
our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services and to maintain and grow a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

•
our ability to comply with all covenants in our indentures, the Bridge Loan and credit facilities, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross-default provisions;

•
our ability to pay or refinance debt prior to or when it becomes due and/or to take advantage of market opportunities and market windows to refinance that debt in the capital markets through new issuances, exchange offers or otherwise, including restructuring our balance sheet and leverage position;

•	our ability to obtain programming at reasonable prices or to pass programming cost increases on to our customers;
•	general business conditions, economic uncertainty or slowdown; and
•	the effects of governmental regulation, including but not limited to local franchise authorities, on our business.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2006

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

(a)    Charter Communications, Inc. ("Charter") has entered into an agreement setting forth the terms under which Mr. Jeffrey T. Fisher will serve as Executive Vice President and Chief Financial Officer of Charter. See Item 5.02 below for additional information.  A copy of Mr. Fisher's employment agreement and press release announcing his employment were previously filed with Charter's Current Report on Form 8-K filed on January 27, 2006 as Exhibits 10.1 and  99.1, respectively.

(b)    On January 26, 2006, CCO Holdings, LLC and CCO Holdings Capital Corp., indirect subsidiaries of Charter, entered into a Waiver and Amendment agreement with JPMorgan Chase Bank, N.A. as Administrative Agent for J.P. Morgan Securities Inc., Credit Suisse, Cayman Islands Branch and Deutsche Bank Securities Inc. The parties agreed to amend the Senior Bridge Loan Agreement dated as of October 17, 2005 in order to permit CCO Holdings, LLC's parent company, CCH II, LLC, to issue a minimum of $400 million in senior notes the proceeds of which would be used to repay, but not permanently reduce, outstanding amounts due under the Amended and Restated Credit Agreement dated as of March 18, 1999 between Charter Communications Operating LLC and JPMorgan Chase Bank, N.A. as administrative agent. The availability amount of $600 million under the Senior Bridge Loan Agreement will only be reduced by proceeds from the note offering which are in excess of $275 million (assuming $450 million of proceeds, $425 million would remain available under the bridge loan).

A copy of the Waiver and Amendment were previously filed with Charter's Current Report on Form 8-K filed on January 27, 2006 as Exhbit 10.2.

(c)    On January 26, 2006, CCH II, LLC and CCH II Capital Corp. (together, the Issuers), indirect subsidiaries of Charter, entered into a purchase agreement (the "Agreement") with J. P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. as representatives of several purchasers.  In the Agreement, the Issuers agreed to issue and sell, in a private transaction under Rule 144A and Regulation S, $450 million in principal amount of 10.25% Senior Notes due 2010 (the "Notes").  In the Agreement, the Issuers agreed to issue the Notes with the benefit of a Registration Rights Agreement and under a Supplemental Indenture, each with terms substantially similar to the terms of the Issuers' existing 10.25% senior notes.  The Notes will bear interest at 10.25% per annum, payable on March 15 and September 15 of each year, will mature on September 15, 2010 and are redeemable at the Issuers' option on or after September 15, 2008 at various redemption prices beginning at 105.25% in September 2008 and declining to par in September 2009.  In addition, from the proceeds of certain equity offerings, we may redeem up to 35% of the Notes at 110.25% of their principal amount.

The Issuers intend to use the foregoing net proceeds to repay, but not permanently reduce, the outstanding debt balances under the existing revolving credit facility of a subsidiary of Charter.

A copy of the purchase agreement was oreviously filed with Charter's Current Report on Form 8-K filed on January 27, 2006 as Exhibit 10.3.

Copies of the press releases announcing the sale and the pricing were previously filed with Charter's Current Report on Form 8-K filed on January 27, 2006 as Exhibits 99.2 and 99.3.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION OF REGISTRANT.

The information in Item 1.01 (b) and (c) of this Form 8-K is hereby incorporated by reference to this Item 2.03.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Jeffrey T. Fisher, 43, has been appointed to the position of Executive Vice President and Chief Financial Officer, effective February 6, 2006. Prior to joining Charter, Mr. Fisher was employed by Delta Airlines, Inc. from 1998 to 2006 in a number of positions including Senior Vice President - Restructuring from September 2005 until January 2006, President and General Manager of Delta Connection, Inc. from January to September 2005, Chief Financial Officer of Delta Connection from 2001 until January 2005, Vice President of Finance, Marketing and Sales Controller of Delta Airlines in 2001 and Vice President of Financial Planning and Analysis of Delta Airlines from 2000 to 2001. Delta Airlines filed a petition under Chapter 11 of the Bankruptcy Code on September 14, 2005. Mr. Fisher received a BBM degree from Embry Riddle University and a MBA in International Finance from University of Texas in Arlington, Texas.

Charter and Mr. Fisher entered into an employement agreement, dated as of January 20, 2006 (the "Employment Agreement"), whereby Mr. Fisher will serve in an executive capacity as its Executive Vice President at a salary of $500,000, to perform such executive, managerial and administrative duties as are assigned or delegated by President and/ or Chief Executive Officer, including but not limited to serving as Chief Financial Officer. The term of the Employment Agreement is two years from the effective date. Under the Employment Agreement, Mr. Fisher will receive a signing bonus of $100,000 and he shall be eligible to receive a performance-based target bonus of up to 70% of salary and to participate in the Long Term Incentive Plan and to receive such other employee benefits as are available to other senior executives. Mr. Fisher will participate in the 2005 Executive Cash Award Plan commencing in 2006 and, in addition, Charter will provide the same additional benefit to Mr. Fisher that he would have been entitled to receive under the Cash Award Plan if he had participated in the Plan at the time of the inception of the Plan in 2005. He will also receive a grant of 50,000 restricted shares of Charter's Class A common stock, vesting in equal installments over a three-year period from employment date; an award of options to purchase 1,000,000 shares of Charter's Class A common stock under terms of the stock incentive plan on the effective date of the Employment Agreement; and in the first quarter of 2006, an award of additional options to purchase 145,800 shares of Charter's Class A common stock under the stock incentive plan. Those options shall vest in equal installments over a four-year time period from the grant date. In addition, in the first quarter of 2006, he will receive 83,700 performance shares under the stock incentive plan and will be eligible to earn these shares over a three-year performance cycle from January 2006 to December 2008.

Mr. Fisher will receive relocation assistance pursuant to Charter's executive homeowner relocation plan and the costs for temporary housing.  In the event that Mr. Fisher is terminated by Charter without "cause'' or for "good reason,'' as those terms are defined in the employment agreement, Mr. Fisher will receive his salary for the remainder of the term of the agreement or twelve months' salary, whichever is greater; a pro rata bonus for the year of termination; a lump sum payment equal to payments due under COBRA for the greater of twelve months or the number of full months remaining in the term of the agreement; and the vesting of options and restricted stock for as long as severance payments are made. The Employment Agreement contains a one-year non-compete provision (or until the end of the term of the agreement, if longer) and a two-year non-solicitation clause.

The full text of the Employment Agreement was previously filed with Charter's Current Report on Form 8-K filed on January 27, 2006 as Exhibit 10.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

The following exhibits are filed pursuant to Item 1.01 and Item 5.02:

Exhibit Number	Description

10.1	Employment Agreement dated as of January 20, 2006 (Exhibit 10.1 is not included in this Prospectus Supplement).
10.2	Waiver and Amendment Agreement dated January 26, 2006 (Exhibit 10.1 is not included in this Prospectus Supplement).
10.3	Purchase Agreement dated January 26, 2006 (Exhibit 10.3 is not included in this Prospectus Supplement).
99.1	Press Release dated as of January 23, 2006 (Exhibit 99.1 is not included in this Prospectus Supplement).
99.2	Press Release dated as of January 24, 2006 (Exhibit 99.2 is not included in this Prospectus Supplement).
99.3	Press Release dated as of January 26, 2006 (Exhibit 99.3 is not included in this Prospectus Supplement).

The information appearing in the table below, as of the date hereof, supersedes the information in the table appearing under the heading "Selling Securityholders" in the Prospectus:

			Shares of Class A
	Convertible Senior Notes		Common Stock

			Shares of
			Class A
		Principal	Common
	Amount of	Amount of	Stock
	Notes Owned	Notes That	Owned	Shares That
Selling Securityholder	Before Offering	May Be Sold	Before Offering	May Be Sold

ADAR Investment Fund LTD	$22,145,000	$22,145,000	9,150,825	9,150,825
AG Offshore Convertibles, Ltd.	$30,500,000	$30,500,000	12,603,304	12,603,304
AHFP Context	$300,000	$300,000	123,966	123,966
Akanthos Arbitrage Master Fund, LP	$16,000,000	$16,000,000	6,611,569	6,611,569
Argent Classic Convertible Arbitrage Fund L.P.	$2,590,000	$2,590,000	1,070,247	1,070,247
Argent Classic Convertible Arbitrage Fund II, L.P.	$350,000	$350,000	144,625	144,628
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	$7,670,000	$7,670,000	3,169,421	3,169,421
Argent Opportunities Fund LLC	$150,000	$150,000	61,983	61,983
Banc of America Securities LLC (1)	$350,000	$350,000	144,628	144,628
Basso Fund Ltd.	$2,392,000	$2,392,000	988,429	988,429
Basso Holdings Ltd.	$5,290,000	$5,290,000	2,185,950	2,185,950
Basso Multi-Strategy Holding Fund Ltd.	$11,290,000	$11,290,000	4,665,288	4,665,288
BBT Fund, L.P.	$3,000,000	$3,000,000	1,239,669	1,239,669
Bear, Stearns & Co., Inc. (1)	$1,000,000	$1,000,000	413,223	413,223
Canyon Balanced Equity Master Fund, Ltd.	$375,000	$375,000	154,958	154,958
Canyon Value Realization Fund L.P.	$760,000	$760,000	314,049	314,049
Canyon Value Realization MAC 18, Ltd.	$35,000	$35,000	14,462	14,462
CC Convertible Arbitrage, Ltd.	$4,950,000	$4,950,000	2,045,454	2,045,454
Citadel Equity Fund Ltd.	$10,000,000	$10,000,000	4,132,231	4,132,231
Citigroup Global Markets, Inc.(1)	$23,751,000	$23,751,000	9,814,461	9,814,461
Citigroup Global Markets Ltd.(1)	$141,387,000	$141,387,000	58,424,374	58,424,374
CNH CA Master Account, L.P.	$1,500,000	$1,500,000	619,834	619,834
Concentrated Alpha Partners, L.P.	$1,050,000	$1,050,000	433,884	433,884
Context Convertible Arbitrage Fund, LP	$1,725,000	$1,725,000	712,809	712,809
Context Convertible Arbitrage Offshore, Ltd.	$5,400,000	$5,400,000	2,231,404	2,231,404
Corporate High Yield III, Inc.	$945,000	$945,000	390,495	390,495
Corporate High Yield V, Inc.	$1,555,000	$1,555,000	642,561	642,561
Corporate High Yield VI, Inc.	$1,625,000	$1,625,000	671,487	671,487
Corporate High Yield Fund, Inc.	$875,000	$875,000	361,570	361,570
Credit Suisse First Boston Europe LTD (1)	$25,000,000	$25,000,000	10,330,577	10,330,577
Credit Suisse First Boston LLC (1)	$3,000,000	$3,000,000	1,239,669	1,239,669
CRT Capital Group LLC	$7,300,000	$7,300,000	3,016,528	3,016,528
CSS, LLC	$1,500,000	$1,500,000	619,834	619,834
DBAG London	$13,600,000	$13,600,000	5,619,834	5,619,834
D.E. Shaw Investment Group, L.L.C.	$400,000	$400,000	165,289	165,289
D.E. Shaw Valence Portfolios, L.L.C.	$3,100,000	$3,100,000	1,280,991	1,280,991
Deephaven Domestic Convertible Trading Ltd.	$4,650,000	$4,650,000	1,921,487	1,921,487
Delaware Delchester Fund	$1,080,000	$1,080,000	446,280	446,280
Delaware Diversified Income Fund	$415,000	$415,000	171,487	171,487
Delaware Dividend Income Fund	$500,000	$500,000	206,611	206,611
Delaware Group Equity Funds I-Delaware Balanced Fund Series	$10,000	$10,000	4,132	4,132
Delaware High-Yield Opportunities Fund	$290,000	$290,000	119,834	119,834
Delaware VIP Diversified Income Series	$45,000	$45,000	18,595	18,595
Delaware VIP High Yield Series	$655,000	$655,000	270,661	270,661
Deutsche Bank Securities Inc. (1)	$4,584,000	$4,584,000	1,894,214	1,894,214
Dividend & Income Fund	$165,000	$165,000	68,181	68,181
DKR Saturn Multi-Strategy Holding Fund Ltd.	$2,000,000	$2,000,000	826,446	826,446
Duma Master Fund, L.P.	$1,000,000	$1,000,000	413,223	413,223
Edge Investment Master Fund, LTD	$3,500	$3,500	1,446	1,446
Eton Park Fund, L.P.	$1,872,000	$1,872,000	773,553	773,553
Eton Park Master Fund, Ltd.	$2,928,000	$2,928,000	1,209,917	1,209,917
Fidelity Advisor Series II: Fidelity Advisor High Income Advantage Fund (2)	$22,580,000	$22,580,000	9,330,578	9,330,578
Fidelity Financial Trust: Fidelity Convertible Securities Fund (2)	$11,300,000	$11,300,000	4,669,421	4,669,421
Fidelity Financial Trust: Fidelity Strategic Dividend & Income Fund (2)	$700,000	$700,000	289,256	289,256
Fidelity Management Trust Company on behalf of funds and accounts managed by it (3)	$7,420,000	$7,420,000	3,066,115	3,066,115
Finch Tactical Plus Class B	$200,000	$200,000	82,644	82,644
Fore Convertible Master Fund, Ltd.	$1,500,000	$1,500,000	619,834	619,834
Fore ERISA Fund, Ltd.	$179,000	$179,000	73,966	73,966
Fore Multi Strategy Master Fund, Ltd.	$350,000	$350,000	144,628	144,628
Fore Opportunity Fund, LP	$69,000	$69,000	28,512	28,512
Fore Opportunity Offshore Fund, Ltd	$231,000	$231,000	95,454	95,454
Geode U.S. Convertible Arbitrage Fund, aggregated account of Geode Capital Master Fund Ltd.	$3,000,000	$3,000,000	1,239,669	1,239,669
Global Dividend & Income Fund	$40,000	$40,000	16,528	16,528
Goldman Sachs & Co. (1)	$47,313,000	$47,313,000	19,550,824	19,550,824
Grace Brothers, Ltd.	$1,500,000	$1,500,000	619,834	619,834
Greywolf Capital Overseas Fund	$6,475,000	$6,475,000	2,675,619	2,675,619
Greywolf Capital Partners II LP	$1,525,000	$1,525,000	630,165	630,165
Greywolf High Yield Master Fund	$2,000,000	$2,000,000	826,446	826,446
Guggenheim Portfolio Company VIII (Cayman), Ltd.	$1,138,000	$1,138,000	470,247	470,247
HFR RVA Combined Master Trust	$125,000	$125,000	51,652	51,652
Highbridge International LLC	$36,520,000	$36,520,000	15,090,907	15,090,907
Institutional Benchmarks Master Fund, Ltd.	$35,000	$35,000	14,462	14,462
Kamunting Street Master Fund, LTD	$22,500,000	$22,500,000	9,297,519	9,297,519
KBC Financial Products USA Inc.	$4,885,000	$4,885,000	2,018,594	2,018,594
KDC Convertible Arbfund L.P.	$2,000,000	$2,000,000	826,446	826,446
Laurel Ridge Capital, LP	$5,000,000	$5,000,000	2,066,115	2,066,115
LDG Limited	$322,000	$322,000	133,057	133,057
Lehman Brothers International Europe	$8,410,000	$8,410,000	3,475,206	3,475,206
Lincoln National Life Insurance Company Separate Account 20	$590,000	$590,000	243,801	243,801
Lyxor/ Context Fund Ltd.	$1,075,000	$1,075,000	444,214	444,214
Man Mac I, Limited	$3,391,000	$3,391,000	1,401,239	1,401,239
Marathon Global Convertible Master Fund Ltd.	$1,500,000	$1,500,000	619,834	619,834
Merced Partners Limited Partnership	$2,500,000	$2,500,000	1,033,057	1,033,057
Merrill Lynch Bond High Income Fund (1)	$9,000,000	$9,000,000	3,719,007	3,719,007
Merrill Lynch Global Investment Series: Income Strategies Fund (1)	$5,000,000	$5,000,000	2,066,115	2,066,115
MLIF US High Yield Fund, Inc. (1)	$500,000	$500,000	206,611	206,611
ML Master US High Yield Fund, Inc. (1)	$2,200,000	$2,200,000	909,090	909,090
Mohican VCA Master Fund, Ltd.	$500,000	$500,000	206,611	206,611
Morgan Stanley Convertible Securities Trust	$800,000	$800,000	330,578	330,578
MSS Convertible Arbitrage 1 c/o TQA Investors, LLC	$31,000	$31,000	12,809	12,809
National Bank of Canada	$700,000	$700,000	289,256	289,256
Oppenheimer Convertible Securities Fund	$1,000,000	$1,000,000	413,223	413,223
Optimum Fixed Income Fund	$65,000	$65,000	26,859	26,859
PIMCO Convertible Fund	$275,000	$275,000	113,636	113,636
President and Fellows of Harvard College	$350,000	$350,000	144,628	144,628
PSEG Master Employee Benefit Plan Trust	$200,000	$200,000	82,644	82,644
Putnam Convertible Income-Growth Trust	$8,425,000	$8,425,000	3,481,404	3,481,404
Putnam High Income Bond Fund	$2,075,000	$2,075,000	857,437	857,437
Quattro Fund Ltd.	$1,250,000	$1,250,000	516,528	516,528
Raytheon Savings & Investment Plan Trust	$150,000	$150,000	61,983	61,983
Regiment Capital, Ltd.	$650,000	$650,000	268,595	268,595
Ritchie Capital Structure Arbitrage Trading, Ltd.	$12,000,000	$12,000,000	4,958,677	4,958,677
Royal Bank of Canada (Norshield) (1)	$100,000	$100,000	41,322	41,322
Royal Bank of Ontario	$2,000,000	$2,000,000	826,446	826,446
Salomon Brothers Asset Management, Inc. (1)	$9,350,000	$9,350,000	3,863,635	3,863,635
Saranac Capital Management L.P. on behalf of Citigroup Alternative Investments Diversified Arbitrage Strategies Fund Ltd.	$357,000	$357,000	147,520	147,520
Saranac Capital Management L.P. on behalf of Citigroup Alternative Investments Enhanced Arbitrage Strategies Fund	$65,000	$65,000	26,859	26,859
Saranac Capital Management L.P. on behalf of Citigroup Alternative Investments QIP Multi Strategy Arbitrage Portfolio	$1,692,000	$1,692,000	699,173	699,173
Saranac Capital Management L.P. on behalf of Saranac Erisa Arbitrage LTD	$698,000	$698,000	288,429	288,429
Saranac Capital Management L.P. on behalf of Saranac Erisa Arbitrage LP	$48,000	$48,000	19,834	19,834
Saranac Capital Management L.P. on behalf of Saranac Arbitrage LTD	$40,000	$40,000	16,528	16,528
Satellite Asset Management, L.P.	$12,300,000	$12,300,000	5,082,644	5,082,644
Severn River Master Fund, Ltd.	$8,000,000	$8,000,000	3,305,784	3,305,784
Sphinx Convertible Arbitrage Fund SPC	$350,000	$350,000	144,628	144,628
Sphinx Fund c/o TQA Investors, LLC	$496,000	$496,000	204,958	204,958
Sphinx Special Situations Fund SPC	$35,000	$35,000	14,462	14,462
SRI Fund, L.P.	$180,000	$180,000	74,380	74,380
St. Albans Partners Ltd.	$1,000,000	$1,000,000	413,223	413,223
Sturgeon Limited	$71,000	$71,000	29,338	29,338
Susquehanna Capital Group	$6,980,000	$6,980,000	2,884,297	2,884,297
SuttonBrook Capital Portfolio LP	$12,500,000	$12,500,000	5,165,288	5,165,288
Tamarack International, Ltd.	$2,500,000	$2,500,000	1,033,057	1,033,057
Tempo Master Fund, LP	$2,000,000	$2,000,000	826,446	826,446
Tenor Opportunity Master Fund Ltd.	$4,200,000	$4,200,000	1,735,537	1,735,537
The Canyon Value Realization Fund (Cayman) Ltd.	$2,260,000	$2,260,000	933,884	933,884
The High-Yield Bond Portfolio	$15,000	$15,000	6,198	6,198
TQA Master Fund, Ltd.	$2,836,000	$2,836,000	1,171,900	1,171,900
TQA Master Plus Fund, Ltd.	$4,551,000	$4,551,000	1,880,578	1,880,578
Tribeca Global Convertible Investments LTD	$12,000,000	$12,000,000	4,958,677	4,958,677
UBS AG London Branch	$45,500,000	$45,500,000	18,801,651	18,801,651
UBS AG London F/ B/ O HFS	$5,000,000	$5,000,000	2,066,115	2,066,115
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited	$6,000,000	$6,000,000	2,479,338	2,479,338
Univest Convertible Arbitrage Fund II Ltd. (Norshield)	$100,000	$100,000	41,322	41,322
Van Kampen Harbor Fund	$1,200,000	$1,200,000	495,867	495,867
Whitebox Convertible Arbitrage Partners, L.P.	$3,000,000	$3,000,000	1,239,669	1,239,669
Whitebox Hedged High Yield Partners, L.P.	$1,000,000	$1,000,000	413,223	413,223
White River Securities LLC	$1,000,000	$1,000,000	413,223	413,223
Wolverine Convertible Arbitrage Fund Limited	$250,000	$250,000	103,305	103,305
World Income Fund, Inc.	$800,000	$800,000	330,578	330,578
Yield Strategies Fund I, L.P.	$500,000	$500,000	206,611	206,611
Yield Strategies Fund II, L.P.	$500,000	$500,000	206,611	206,611
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	$696,000	$696,000	287,603	287,603

(1) These entities and/or their affiliates have provided, and may from time to time provide, investment banking services to Charter Communications, Inc. and its subsidiaries, including, among other things, acting as lead and/or co-manager with respect to offerings of debt and equity securities.

(2) The entity is a registered investment fund (the "Fund") advised by Fidelity Management & Research Company ("FMR Co."), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 14,961,471 shares (not including the shares into which the notes are convertible) of the Common Stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Edward C. Johnson 3d, FMR Corp., through its control of FMR Co., and the Fund each has sole power to dispose of the Securities owned by the Fund.

Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Board of Trustees.

The Fund is an affiliate of a broker-dealer. The Fund purchased the Securities in the ordinary course of business and, at the time of the purchase of the Securities to be resold, the Fund did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes or conversion shares.

(3) Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. FMTC is the beneficial owner of 0 shares (not including the shares into which the notes are convertible) of the Common Stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s).

Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 0 shares and sole power to vote or to direct the voting of 0 shares of Common Stock owned by the institutional account(s) as reported above.

If, after the date of this prospectus, a secuityholder notifies us pursuant to the registration rights agreement of its intent to dispose of convertible senior notes pursuant to the registration statement, we may supplement this prospectus to include that information.